Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2018 Fourth Quarter and Full Year Results and Provides Fiscal 2019 Outlook

Lakewood, Colorado, November 15, 2018. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2018, and provided its outlook for fiscal 2019.

Highlights for Fourth Quarter and Fiscal 2018 Compared to Fourth Quarter and Fiscal 2017

●	Net sales increased 9.6% to $217.5 million in the fourth quarter and increased 10.4% to $849.0 million in fiscal 2018;
●	Daily average comparable store sales increased 6.3% in the fourth quarter and increased 5.8% in fiscal 2018;
●	Net income increased 68.7% to $2.1 million with diluted earnings per share of $0.09 in the fourth quarter and was $12.7 million with diluted earnings per share of $0.56 in fiscal 2018;
●

Adjusted EBITDA, which excludes the effect of long-lived asset impairment charges and store closure costs, increased 9.8% to $11.3 million in the fourth quarter and was $45.1 million in fiscal 2018; and

●	Opened one new store and relocated one store in the fourth quarter, resulting in a 5.7% new store growth rate for the twelve-month period ended September 30, 2018.

“We continued to generate strong sales momentum during the fourth quarter while leveraging store expenses and delivering earnings per share growth,” said Kemper Isely, Co-President. “We are pleased with the improvements we achieved during fiscal 2018, including accelerating comparable store sales growth, moderating the impact of our pricing and promotional investments on gross margin and controlling expenses to deliver improved earnings growth. By leveraging our new store growth and operating strategies, we believe we are well positioned to continue to drive sales growth and improved profit performance in fiscal 2019.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the fourth quarter and fiscal years 2018 and 2017 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2018 Compared to Fourth Quarter Fiscal 2017

During the fourth quarter of fiscal 2018, net sales increased $19.0 million, or 9.6%, to $217.5 million compared to the same period in fiscal 2017, primarily driven by a $12.6 million increase in comparable store sales and a $6.4 million increase in new store sales. Daily average comparable store sales increased 6.3% in the fourth quarter of fiscal 2018 compared to a 2.1% increase in the fourth quarter of fiscal 2017. The daily average comparable store sales increase during the fourth quarter of fiscal 2018 reflected a 3.8% increase in daily average transaction count and a 2.5% increase in average transaction size. Daily average mature store sales increased 3.9% in the fourth quarter of fiscal 2018 compared to a 0.2% decrease in the fourth quarter of fiscal 2017. For fiscal 2018, mature stores include all stores open during or before fiscal 2013.

Gross profit during the fourth quarter of fiscal 2018 increased 7.6% over the same period in fiscal 2017 to $57.3 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.3% of sales for the fourth quarter of fiscal 2018 compared to 26.8% of sales for the fourth quarter of fiscal 2017. The decline in gross margin was driven by lower product margin, reflecting the Company’s promotional pricing campaigns and a shift in sales mix to lower margin products.

Store expenses during the fourth quarter of fiscal 2018 increased $3.0 million, or 6.7%, to $48.1 million. Store expenses as a percentage of sales decreased to 22.1% during the fourth quarter of fiscal 2018 compared to 22.7% in the fourth quarter of fiscal 2017. This decrease was primarily due to expense leverage from increased sales and decreases in labor-related expenses, marketing and depreciation expenses, partially offset by an increase in other store expenses, all as a percentage of sales. Other store expenses include $0.6 million of long-lived asset impairment charges and store closure costs.

Administrative expenses increased 0.4% to $5.2 million during the fourth quarter of fiscal 2018 compared to $5.1 million for the comparable period in fiscal 2017. Administrative expenses as a percentage of sales were 2.4% during the fourth quarter of fiscal 2018, compared to 2.6% in the same period in fiscal 2017.

Pre-opening and relocation expenses increased $0.3 million to $0.6 million during the fourth quarter of fiscal 2018 compared to the comparable period in fiscal 2017. This increase was due to the impact of the number and timing of new store openings and relocations. During the fourth quarter of fiscal 2018, the Company opened one new store and relocated one store compared to opening no new stores and relocating one store in the fourth quarter of fiscal 2017.

Interest expense during the fourth quarter of fiscal 2018 increased $0.1 million compared to the comparable period in fiscal 2017 primarily due to an increase in the number of the Company’s capital leases.

The Company’s effective income tax rate for the fourth quarter of fiscal 2018 was 8.4% compared to 26.6% for the fourth quarter of fiscal 2017. The effective income tax rate for the three months ended September 30, 2018 was impacted by the recent federal income tax reform and fiscal year-end adjustments related to the reconciliation of the Company’s deferred income tax assets and liabilities.

Net income for the fourth quarter of fiscal 2018 increased 68.7% over the same period in fiscal 2017 to $2.1 million with diluted earnings per share of $0.09.

EBITDA increased 4.1% to $10.7 million in the fourth quarter of fiscal 2018. Adjusted EBITDA, which excludes the effect of long-lived asset impairment charges and store closure costs, increased 9.8% to $11.3 million in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017.

Operating Results — Fiscal Year 2018 Compared to Fiscal Year 2017

During fiscal 2018, net sales increased $80.0 million, or 10.4%, compared to fiscal 2017 to $849.0 million due to a $44.7 million increase in comparable store sales and a $35.4 million increase in sales from new stores. Daily average comparable store sales increased by 5.8% during fiscal 2018 compared to a 0.1% increase in fiscal 2017. The 5.8% increase in fiscal 2018 was driven by a 4.4% increase in daily average transaction count and a 1.4% increase in average transaction size. Daily average mature store sales increased 3.0% in fiscal 2018 compared to a 1.6% decrease in fiscal 2017.

Gross profit during fiscal 2018 increased 6.2% compared to fiscal 2017 to $225.6 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.6% of sales during fiscal 2018 compared to 27.6% of sales in fiscal 2017. The decline in gross margin was primarily driven by lower product margin, reflecting the Company’s promotional pricing campaigns and a shift in sales mix to lower margin products, and a slight increase in occupancy expense as a percentage of sales.

Store expenses during fiscal 2018 increased 7.1% or $12.4 million, to $186.7 million. Store expenses as a percentage of sales decreased to 22.0% of sales during fiscal 2018 compared to 22.7% during fiscal 2017. The decrease in store expenses as a percentage of sales was primarily due to expense leverage from increased sales and decreases in marketing, depreciation and labor-related expenses, partially offset by an increase in other store expenses, all as a percentage of sales.

Administrative expenses increased 7.1% to $21.5 million during fiscal 2018. Administrative expenses as a percentage of sales were 2.5% during fiscal 2018, compared to 2.6% in fiscal 2017.

Pre-opening and relocation expenses decreased $1.5 million to $2.3 million during fiscal 2018 compared to fiscal 2017, primarily due to the number and timing of new store openings and relocations. During fiscal 2018, the Company opened eight new stores and relocated three stores compared to opening 14 new stores and relocating two stores during fiscal 2017.

Interest expense increased $0.8 million in fiscal 2018 compared to fiscal 2017, primarily due to an increase in the number of the Company’s capital leases and higher interest rates under the Company’s revolving credit facility.

The Company reported a net tax benefit of $2.2 million in fiscal 2018, primarily due to the favorable impact of a $4.3 million non-cash remeasurement of the Company’s deferred income tax assets and liabilities as a result of the recent federal income tax reform. That remeasurement was recorded in the first quarter of fiscal 2018. Exclusive of the one-time remeasurement adjustment to deferred income tax assets and liabilities, the Company’s effective income tax rate for fiscal 2018 was approximately 20.7% compared to 33.1% for fiscal 2017. The decrease in the effective income tax rate for fiscal 2018, exclusive of the remeasurement adjustment to deferred income tax assets and liabilities, is a result of the recent federal income tax reform.

Net income was $12.7 million with diluted earnings per share of $0.56 in fiscal 2018.

EBITDA increased 2.0% to $44.5 million in fiscal 2018. Adjusted EBITDA, which excludes the effect of long-lived asset impairment charges and store closure costs, increased 3.3% to $45.1 million during fiscal 2018 compared to fiscal year 2017.

Balance Sheet and Cash Flow

As of September 30, 2018, the Company had $9.4 million in cash and cash equivalents and $35.8 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $13.2 million of direct borrowings and $1.0 million of letters of credit as of September 30, 2018.

During fiscal 2018, the Company generated $42.9 million in cash from operations and invested $23.5 million in capital expenditures, primarily for new stores and relocations.

Growth and Development

During the fourth quarter of fiscal 2018, the Company opened one new store and relocated one store, bringing the total store count as of September 30, 2018 to 148 stores in 19 states. The Company opened eight new stores and relocated three stores in fiscal 2018 compared to opening 14 new stores and relocating two stores in fiscal 2017, resulting in 5.7% and 11.1% unit growth rates for the twelve month periods ended September 30, 2018 and September 30, 2017, respectively.

Since October 1, 2018, the Company has opened two new stores, relocated one store and closed one store. In addition, the Company has five signed leases for new stores in Colorado, North Dakota, Oregon, and Texas that are planned to open during fiscal 2019 and beyond.

Fiscal 2019 Outlook

For fiscal 2019, the Company expects:

Fiscal 2019 Outlook
Number of new stores	7 to 9
Number of relocations	5 to 6
Daily average comparable store sales growth	2.0% to 4.0%
Net income as a percentage of sales	0.75% to 1.00%
Diluted earnings per share	$0.33 to $0.40

Capital expenditures (in millions)	$27 to $32

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 149 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2018	2017	2018	2017
Net sales	$217,521	198,541	849,042	769,030
Cost of goods sold and occupancy costs	160,219	145,297	623,469	556,694
Gross profit	57,302	53,244	225,573	212,336
Store expenses	48,095	45,079	186,741	174,350
Administrative expenses	5,161	5,142	21,506	20,089
Pre-opening and relocation expenses	590	284	2,273	3,799
Operating income	3,456	2,739	15,053	14,098
Interest expense, net	(1,179)	(1,055)	(4,560)	(3,793)
Income before income taxes	2,277	1,684	10,493	10,305
(Provision for) benefit from income taxes	(192)	(448)	2,168	(3,414)
Net income	$2,085	1,236	12,661	6,891

Net income per common share:
Basic	$0.10	0.06	0.57	0.31
Diluted	$0.09	0.06	0.56	0.31
Weighted average number of shares of common stock outstanding:
Basic	22,369,228	22,441,779	22,361,898	22,453,409
Diluted	22,566,767	22,447,284	22,413,038	22,463,675

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$9,398	6,521
Accounts receivable, net	4,738	4,860
Merchandise inventory	94,228	93,612
Prepaid expenses and other current assets	2,590	3,222
Total current assets	110,954	108,215
Property and equipment, net	188,768	184,417
Other assets:
Deposits and other assets	1,682	1,642
Goodwill and other intangible assets, net	5,648	5,655
Deferred financing costs, net	31	62
Total other assets	7,361	7,359
Total assets	$307,083	299,991
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$61,104	56,849
Accrued expenses	17,851	14,164
Capital and financing lease obligations, current portion	736	548
Total current liabilities	79,691	71,561
Long-term liabilities:
Capital and financing lease obligations, net of current portion	40,406	32,880
Revolving credit facility	13,192	28,392
Deferred income tax liabilities, net	6,447	12,419
Deferred compensation	688	1,231
Deferred rent	11,038	10,465
Leasehold incentives	8,895	9,160
Total long-term liabilities	80,666	94,547
Total liabilities	160,357	166,108
Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,510,279 shares issued at 2018 and 2017 and 22,373,382 and 22,448,056 outstanding at 2018 and 2017, respectively	23	23
Additional paid-in capital	56,236	55,678
Retained earnings	91,507	78,846
Common stock in treasury at cost, 136,897 and 62,223 shares at 2018 and 2017, respectively	(1,040)	(664)
Total stockholders’ equity	146,726	133,883
Total liabilities and stockholders’ equity	$307,083	299,991

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2018	2017
Operating activities:
Net income	$12,661	6,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,430	29,511
Impairment of long-lived assets and store closing costs	585	—
Gain on disposal of property and equipment	—	(21)
Share-based compensation	810	758
Deferred income tax (benefit) expense	(5,972)	241
Non-cash interest expense	12	12
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	145	(1,100)
Income tax receivable	943	732
Merchandise inventory	(615)	(7,282)
Prepaid expenses and other assets	(390)	(1,049)
Increase (decrease) in:
Accounts payable	1,845	7,224
Accrued expenses	3,644	1,521
Deferred compensation	(543)	474
Deferred rent and leasehold incentives	308	2,937
Net cash provided by operating activities	42,863	40,849
Investing activities:
Acquisition of property and equipment	(23,717)	(41,231)
Proceeds from sale of property and equipment	34	2,732
Proceeds from property insurance settlements	140	—
Net cash used in investing activities	(23,543)	(38,499)
Financing activities:
Borrowings under credit facility	376,000	291,765
Repayments under credit facility	(391,200)	(290,800)
Repurchases of common stock	(581)	(261)
Capital and financing lease obligations payments	(573)	(479)
Payments on withholding tax for restricted stock unit vesting	(89)	(71)
Net cash (used in) provided by financing activities	(16,443)	154
Net increase in cash and cash equivalents	2,877	2,504
Cash and cash equivalents, beginning of year	6,521	4,017
Cash and cash equivalents, end of year	$9,398	6,521
Supplemental disclosures of cash flow information:
Cash paid for interest	$878	739
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $187 and $482, respectively	3,611	2,972
Income taxes paid	1,958	2,656
Deferred compensation paid	700	—
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$5,254	2,843
Proceeds from sale of property and equipment not yet received	23	12
Property acquired through capital and capital financing lease obligations	8,285	1,499

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items which are generally non-recurring, such as impairment charges and store closing costs. The adjustments to EBITDA in the year ended September 30, 2018 related to impairment of long-lived assets charges and store closing costs. There were no adjustments to EBITDA in the year ended September 30, 2017.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three Months ended September 30,		Year ended September 30,
	2018	2017	2018	2017
Net income	$2,085	1,236	$12,661	6,891
Interest expense, net	1,179	1,055	4,560	3,793
Provision for (benefit from) income taxes	192	448	(2,168)	3,414
Depreciation and amortization	7,261	7,554	29,430	29,511
EBITDA	10,717	10,293	44,483	43,609
Impairment of long-lived assets and store closing costs	585	—	585	—
Adjusted EBITDA	$11,302	10,293	$45,068	43,609

EBITDA increased 4.1% to $10.7 million in the three months ended September 30, 2018 compared to $10.3 million in the three months ended September 30, 2017. EBITDA as a percentage of sales was 4.9% and 5.2% for the three months ended September 30, 2018 and 2017, respectively. EBITDA increased 2.0% to $44.5 million in the year ended September 30, 2018 compared to $43.6 million in the year ended September 30, 2017. EBITDA as a percentage of sales was 5.2% and 5.7% for the years ended September 30, 2018 and 2017, respectively.

Adjusted EBITDA increased 9.8% to $11.3 million in the three months ended September 30, 2018 compared to $10.3 million in the three months ended September 30, 2017. Adjusted EBITDA as a percentage of sales was 5.2% for the three months ended September 30, 2018 and 2017, respectively. Adjusted EBITDA increased 3.3% to $45.1 million in the year ended September 30, 2018 compared to $43.6 million in the year ended September 30, 2017. Adjusted EBITDA as a percentage of sales was 5.3% and 5.7% for the years ended September 30, 2018 and 2017, respectively.

Management believes that some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, each of which is a non-GAAP financial measure. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assists us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.